LIMITED LIABILITY COMPANY AGREEMENT

OF

ARDIAN ACCESS SECONDARY INFRASTRUCTURE FUND LLC

This Limited Liability Company Agreement (this “Agreement”) of Ardian Access Secondary Infrastructure Fund LLC (the “Fund”) is entered into as of October 6, 2025, by and among Ardian US LLC, as the initial member (the “Initial Member”), and each person hereinafter admitted to the Fund and reflected on the books of the Fund as a member pursuant to Section 6 hereof (together with the Initial Member, the “Members”).

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”), pursuant to the Certificate dated as of October 6, 2025 and to be filed with the Secretary of State of the State of Delaware on October 17, 2025;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

1. Name. The name of the Fund shall be Ardian Access Secondary Infrastructure Fund LLC.

2. Purpose. The Fund is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Fund is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, providing services to others and acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office/Registered Agent. The address of the registered office of the Fund in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, Delaware 19801, and the name and address of the registered agent of the Fund for service of process on the Fund in the State of Delaware, is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, Delaware 19801.

4. Powers. The Fund shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of the purposes described in Section 2 hereof, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.

5. Management.

(a) The management and control of the business of the Fund shall be vested in the board of directors of the Fund (the “Board” and each member of the Board, a “Director”), which shall have the right, power, and authority, on behalf of the Fund and in its name, to exercise all rights, powers, and authority of “managers” under the Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. The Initial Member hereby designates Michael Ferragamo, who shall agree to be bound by the terms of this Agreement pertaining to the obligations of Directors, to serve as the sole initial Director of the Fund. From time to time, the Board may fix the number of Directors or fill vacancies in the Directors, including vacancies arising from an increase in the number of Directors, or remove Directors with or without cause. Each Director shall serve during the continued lifetime of the Fund until he or she dies, resigns or is removed, or, if sooner, until the next meeting of Members called for the purpose of electing Directors and until the election and qualification of his or her successor. At any meeting called for the purpose, a Director may be removed by vote of the holders of two-thirds of the outstanding Units. Any Director may resign at any time by written instrument signed by him or her and delivered to any officer of the Fund or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement with the Fund or otherwise authorized by the Board, no Director resigning and no Director removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal. The Members may elect Directors at any meeting of Members called by the Board for that purpose and to the extent required by applicable law. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

(b) No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director’s authority as delegated by the Board. Except to the extent otherwise expressly provided in this Agreement, each Director shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation.

(c) The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Internal Revenue Code of 1986, as amended, or any other revenue laws.

(d) Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power, or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or, subject to the terms of this Agreement, as otherwise required in the Delaware Act.

(e) The Board may delegate to any Person any rights, power, and authority vested by this Agreement in the Board to the extent permissible under applicable law.

(f) Each Director is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Fund and, together with other persons that may hereafter be designated, such other certificates as may be necessary for the Fund to qualify to do business in any jurisdiction in which the Fund may wish to conduct business.

6. Admission of Additional Members. Unless other Members are admitted to the Fund in the Board’s sole discretion, the Initial Member shall be the only member of the Fund.

7. Officers and Agents. Except as provided in this Section 8, the Board shall be the sole persons with the power to bind the Fund. Each officer of the Fund (“Officer”) shall have the power and authority to carry out such acts are necessary or convenient for the furtherance of the purpose of the Fund set forth in Section 2. The names of the current Officers of the Fund and their respective titles are set forth on Schedule A, which may be amended in the Board’s sole discretion. The Board shall have the power at any time to appoint agents to act for the Fund with such titles as the Board deems appropriate and to delegate to such agents such of the powers as are held by the Board hereunder as the Board may determine. The Board may, in the sole discretion of the Board, ratify any act previously taken by an agent acting on behalf of the Fund.

8. Reliance by Third Parties. Any person or entity dealing with the Fund may rely upon a certificate signed by a Director or any Officer as to:

(a) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Fund, and

(b) the persons who or entities which are authorized to take any action or refrain from taking any action as to any matter whatsoever involving the Fund.

9. Dissolution. The Fund shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Board, (b) the Fund having no Members, (c) the sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all of the assets of the Fund or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

10. Capital Contributions. The Members may make capital contributions to the Fund at such times and in such amounts as shall be agreed to between the Fund and the Board.

11. Additional Contributions. The Members may make, but shall not be required to make, any additional capital contributions to the Fund.

12. Allocation of Profits and Losses. The Fund’s profits and losses shall be allocated to the Members pro rata in accordance with such Members’ interests in the Fund.

13. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Board.

14. Taxation. It is the intent of the Initial Member that since the Fund has a single owner, the Fund shall be disregarded as an entity separate from the Managing Member for federal and all relevant state tax purposes.

15. Assignments. With the prior approval of the Board, the Members may assign their limited liability company interests to any person or entity, which person or entity shall become a Member upon the filing of the instrument of assignment with the records of the Fund.

16. Resignation. The Members shall not resign from the Fund except upon the transfer of all of their interests in the Fund or the concurrent dissolution of the Fund.

17. Amendments. This Agreement may be amended or restated from time to time by the Members.

18. Liability. The Members, Directors and the Officers shall not have any liability for the obligations or liabilities of the Fund except to the extent provided in the Act.

19. Indemnification.

(a) Every person who is, or has been, a Director, an Officer, employee or any other agent of the Fund or is or was serving at the request of the Fund as a trustee, director, officer, employee or agent of another organization in which the Fund has any interest as a shareholder, creditor or otherwise (“Covered Person”) shall be indemnified by the Fund to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding in which he or she becomes involved as a party or otherwise by virtue of his or her being or having been a Covered Person and against amounts paid or incurred by him or her in the settlement thereof.

(b) As used herein, the words “claim,” “action,” “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal, investigative or other, including appeals), actual or threatened, and the words “liability” and “expenses” shall include, without limitation, attorney’s fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities whatsoever.

(c) The rights of indemnification herein provided may be insured against by policies maintained by the Fund, shall be severable, shall not be exclusive of or affect any other rights to which any Covered Person may now or hereafter be entitled and shall inure to the benefit of the heirs, executors and administrators of a Covered Person.

(d) Nothing contained herein shall affect any rights to indemnification to which any Covered Person or other Person may be entitled by contract or otherwise under law or prevent the Fund from entering into any contract to provide indemnification to any Covered Person or other Person. Without limiting the foregoing, the Fund may, in connection with any transaction permitted by this Agreement, including the acquisition of assets subject to liabilities or a merger or consolidation, assume the obligation to indemnify any Person including a Covered Person or otherwise contract to provide such indemnification, and such indemnification shall not be subject to the terms of this Section 19.

20. Governing Law. This Agreement shall be governed by, and construed under, the Laws of the State of Delaware, all rights and remedies being governed by said laws.

21. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Fund at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 21):

c/o Michael Ferragamo

Ardian US LLC

1370 Avenue of the Americas

New York, New York 10019

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.

MEMBER:	ARDIAN US LLC

	By:	/s/ Vladimir Colas
Name: Vladimir Colas
Title: Executive Vice President

[Signature Page to LLC Agreement]

Schedule A

Name	Title
Michael Ferragamo	President and Principal Executive Officer
Michael Ferragamo	Treasurer, Principal Financial Officer and Principal Accounting Officer
Michael Ferragamo	Secretary